Exhibit 15.2

Deloitte & Touche LLP 800 West Main Street Suite 1400 Boise, ID 83702-7734 USA Tel: +1 208 342 9361 www.deloitte.com

May 17, 2019

Idaho Power Company

1221 West Idaho Street

Boise, Idaho 83702

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Idaho Power Company and subsidiary for the three-month periods ended March 31, 2019 and 2018, and have issued our report dated May 2, 2019. As indicated in such report, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, is being incorporated by reference in this Registration Statement.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP